Exhibit 99.21
AMENDMENT NO. 1 TO THE INTERIM INVESTORS AGREEMENT
     AMENDMENT NO. 1 TO THE INTERIM INVESTORS AGREEMENT (this “Amendment”), dated as of November 14, 2006, by and among Hercules Holding II, LLC, a Delaware limited liability company (“Parent”), Bain Capital Fund IX, L.P. (“Bain”), KKR Millennium Fund, L.P. (“KKR Millennium”), KKR 2006 Fund L.P. (“KKR 2006”), ML Global Private Equity Fund, L.P. (“ML”), Banc of America Securities LLC (“BofA”), Citigroup Inc. (“Citigroup”), Frisco, Inc. and Frisco Partners (and together with Frisco, Inc., Bain, KKR Millennium, KKR 2006, ML, BofA and Citigroup, the “Investors”).
WITNESSETH:
     WHEREAS, Parent and the Investors have previously entered into that certain Interim Investors Agreement by and among them dated July 24, 2006 (the “Interim Investors Agreement”);
     WHEREAS, pursuant to Section 4.1 of the Interim Investors Agreement, the Interim Investors Agreement may be amended by a written agreement signed by the Requisite Investors, each of which is a party hereto;
     WHEREAS, pursuant to an Assignment and Assumption Agreement, dated as of the date hereof, Bain, KKR 2006 and ML, among other things, assigned to Frisco, Inc. and Frisco Partners certain of their rights and obligations under their respective equity commitment letters previously entered into with Parent on July 24, 2006 to purchase an aggregate $150 million of equity of Parent at the Effective Time (the “Assigned Commitment”);
     WHEREAS, as a result of the Assigned Commitment, Parent and the Investors wish to amend the Interim Investors Agreement and make certain other agreements with respect thereto.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
     SECTION 1. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Interim Investors Agreement.
     SECTION 2. Amendment to Section 4.11. Section 4.11 of the Interim Investors Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Family Investor Rollover. Parent, the Family Investor and each Sponsor Investor will cooperate to structure the contribution of the equity held by the Family Investor to Parent as contemplated by the Equity Commitment Letter executed by the Family Investor and the Assignment and Assumption Agreement, dated as of the date hereof, among the Sponsor Investors and the Family Investor (the “Family Investor Assignment”) as a tax-free exchange (other than with respect to any cash received by the Family Investor in the Merger or as consideration for the purchase by Parent of any shares held by the Family Investor pursuant to the last sentence of this Section 4.11) to the extent permitted by law; provided, however, that under no circumstances shall any party be required to take any action or agree to any amendment, waiver or modification of the Merger Agreement or any related agreement (including this Agreement) pursuant to this Section 4.11 if such action or amendment, waiver or modification would be adverse to such person or any Sponsor Investor (provided that the incurrence of immaterial costs or expenses shall not be deemed to be adverse for purposes of this sentence). In addition, none of the Parent or any Sponsor Investor may take any action to amend, modify or waive any provision of the Merger Agreement or any related agreement (including this Agreement) if such amendment, waiver or modification would result in an adverse change in the ability of the Family Investor to contribute the equity held by it to Parent as a tax-free exchange (other than with respect to any cash received by the Family Investor in the Merger or as consideration for the purchase by Parent of any shares held by the Family Investor pursuant to the last sentence of this Section 4.11). Notwithstanding anything to the contrary contained in this Agreement (including Schedule B hereof), the Equity Commitment Letter executed by the Family Investor or any other agreement or document, subject to the entry into a subscription agreement in a form reasonably satisfactory to Parent and the satisfaction of any conditions set forth therein, Parent hereby agrees that, immediately prior to the Closing, Parent will purchase from the Family Investor and any Permitted Family Transferee and any Friends and Family Participant at a purchase price per share payable in cash equal to the Merger Consideration (less any applicable withholding) any shares beneficially owned by such Family Investor or Permitted Family Transferee that (i) are not contributed to Parent in the roll over contemplated by the Equity Commitment Letter executed by the Family Investor and/or the Family Investor Assignment and (ii) the Family Investor has requested in writing, at least three Business Days prior to the Closing Date, be so purchased.”
     SECTION 3. Amendment to Schedule B.
     (a) The last sentence of the first paragraph under the section “Sell-down” set forth in Schedule B to the Interim Investors Agreement is hereby amended (i) by deleting the reference to $100 million in the last sentence thereof and inserting in lieu thereof $150 million, (ii) by deleting the phrase “and will reduce the Family Investor’s commitment amount” and (iii) by deleting the proviso at the end thereof and inserting in lieu thereof the following:
     “provided that the sell-down shall not relieve the Family Investor from its obligations under its Equity Commitment Letter or the Family Investor Assignment except to the extent the commitments contemplated thereby are actually funded by the Friends and Family Participants; provided further that the Family Investor will control in all respects (including voting and disposition) such Friends and Family Participants’ shares except that the Family Investor shall not be obligated to control in all respects (including voting and disposition) any shares held by the Friends and Family Participants, and in the amounts, identified on Schedule II hereto so long as such Friends and Family Participants enter into a stockholders agreement with HCA or a joinder agreement with Parent, in each case, in a form reasonably acceptable to the Requisite Investors pursuant to which such Friends and Family Participants will be subject to substantially the same restrictions and obligations as those contained in the limited liability company agreement for Hercules to be entered into by the Sponsor Investors and the Family Investor in connection with the closing under the Merger Agreement.”

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     (b) The section “Transaction Fee” set forth in Schedule B to the Interim Investors Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Transaction fee will be split among the Sponsor Investors and the Family Investor in proportion to their commitments in a manner as set forth in a mutually agreeable management agreement.”
     SECTION 4. No Implied Amendments. Except as herein provided, the Interim Investors Agreement, including all Schedules thereto, shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Interim Investors Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Interim Investors Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Interim Investors Agreement, shall mean and be a reference to the Interim Investors Agreement, as amended by this Agreement.
     SECTION 5. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
     SECTION 6. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

HERCULES HOLDING II, LLC
By:	/s/ Chris Gordon
	Name:	Chris Gordon
	Title:	President

BAIN CAPITAL FUND IX, L.P.
By: BAIN CAPITAL PARTNERS IX, L.P., its general partner

By: BAIN CAPITAL INVESTORS, LLC, its general partner

By:	/s/ Stephen Pagliuca
	Name:	Stephen Pagliuca
Title:

KKR MILLENNIUM FUND L.P.
By: KKR ASSOCIATES MILLENNIUM L.P., its general partner

By: KKR MILLENNIUM GP LLC, its general partner

By:	/s/ Michael Michelson
	Name:	Michael Michelson
	Title:	Member
[signature page to Amendment No. 1 to Interim Investors Agreement]

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P. Its General Partner

By: KKR 2006 GP LLC The General Partner of KKR Associates 2006 L.P.

By:	/s/ Michael Michelson
	Name:	Michael Michelson
	Title:	Member

ML GLOBAL PRIVATE EQUITY FUND, L.P.
By: MLGPE LTD, its General Partner

By:	/s/ George A. Bitar
	Name:	George A. Bitar
	Title:	Managing Director

FRISCO, INC.
By:	/s/ Thomas F. Frist, Jr.
	Name:	Thomas F. Frist, Jr.
	Title:	Authorized Person

FRISCO PARTNERS
By:	/s/ Thomas F. Frist, Jr.
	Name:	Thomas F. Frist, Jr.
	Title:	Authorized Person

BANC OF AMERICA SECURITIES LLC
By:
Name:
Title:
[signature page to Amendment No. 1 to Interim Investors Agreement]

CITIGROUP INC.
By:
Name:
Title:
[signature page to Amendment No. 1 to Interim Investors Agreement]

Schedule II

Name of Friend and Family Participant	Amount of Participation

Frist Foundation	$24,990,000.00
Frist Visual Arts Center	$4,999,989.00
Ensworth High School	$12,000,000.00